Golden Century Technologies Corporation
Suite 1200, 1000 N. West Street, Wilmington, DE 19801
Tel: (302) 295-4937 Fax: (302) 295-4801

August 12, 2009

JinXin Copper Holding Limited
4/F,Min Sheng Tower A
181 Min Sheng RD
Yuzhong District Chong Qing,
China 400010.

Attention:	Ms. Wang, Li Tong
President

RE:	This Letter of Intent outlining the proposed terms between Golden Century Technologies
Corporation (“GCYT ”) and JinXin Copper Holding Limited (“JinXin”) for the purchase and acquisition by GCYT of certain assets held by JinXin.

Dear Sirs:

     Further to our previous visit for Yang Tan Gold Mine of JinXin Copper Holding Limited and our communications, I am authorized by the Board of Directors of GCYT and pleased to submit this Letter of Intent relating to the proposed purchase and acquisition of certain assets of JinXin for your review and consideration.

Purchaser:	GCYT, a corporation incorporated pursuant to the laws of the Delaware, the common shares of which corporation are traded through the OTC Bulletin Board.

Vendors:

JinXin, a British Virgin Island corporation which owns 62% of NanJiang Long Du Mining Industrial Limited Corporation (“Long Du”). Long Du is a corporation incorporated in the Shangliang Town, Nanjiang County, Sichuan Province, P. R. China and it owns prospecting permit no. 5100000730032 of Yang Tan Gold Mine (“Yang Tan”) for prospecting right area of 9.77Km2 from January 19, 2009 to January 19, 2011.

Acquisition:

GCYT to acquire all the rights to Yang Tan owned by JinXin, and the obligation to maintain and comply with all of the terms and conditions specified in the underlying agreements between JinXin and the Strategic Partners of JinXin, which agreements will be transferred to GCYT under the terms of the Definitive Agreement and, as applicable, upon the transfer of ownership of Yang Tan.

Consideration:	GCYT shall acquire all the rights to Yang Tan owned by JinXin for the consideration of:

(1)

Within the first week following this LOI, GCYT shall pay the sum of US$500,000 to JinXin. The US$500,000 can be used only for expenses relating to the application for exploitation permit for Yang Tan from the related authorities.

The US$500,000 shall be fully refunded to GCYT, including any amounts spent on attempting to obtain the exploitation permit for Yang Tan if the exploitation permit application for the Yang Tan Gold Mine is not successful following a reasonable period of time as determined by GCYT. The US$500,000 shall be fully refundable to GCYT anytime

Golden Century Technologies Corporation
Suite 1200, 1000 N. West Street, Wilmington, DE 19801
Tel: (302) 295-4937 Fax: (302) 295-4801

before the execution of a definitive agreement between the parties (Definitive Agreement”) upon notice to JinXin from GCYT. In the event that a Definitive Agreement is executed, then the US$500,000 shall be non-refundable except in the case the closing of the Definitive Agreement (the “Closing”) does not occur at the fault of JinXin.

(2)

Upon Closing, GCYT shall issue from treasury and deliver to JinXin an amount of common shares in the capital stock of GCYT, the amount of which is to be determined in the Definitive Agreement, and pay any additional consideration that is agreed to be paid as part of the consideration in the in the Definitive Agreement.

Parties Conditions Precedent:

Any obligation of the Parties to cause the preparation of the closing documents relating to GCYT ’s acquisition and JinXin’s sale of Yang Tan of the JinXin‘rights’ for the GCYT as proposed and anticipated herein shall be subject to the parties waiver in relation to each of the following conditions precedent:

	1.	standard ‘due diligence’ by both parties as to the viability for the completion of the proposals contained herein.

	2.	JinXin must have good and unencumbered title to assets to be acquired by GCYT.

	3.	JinXin and GCYT shall work jointly to develop financial capital to satisfy the terms and conditions of the underlying agreements and for the anticipated successful business operations of GCYT.

	4.	JinXin and GCYT must be in good standing with the Delaware as well as with regard to all corporate tax filings required of both companies on the date of any closing between the parties, and

5.

delivery to the attorneys of both companies, prior to closing, of a certified copy of authorization of the directors of JinXin and GCYT approving the terms and conditions of the transaction proposed and anticipated herein.

Confidentiality:

The management of GCYT understands that JinXin is a private and closely held company and GCYT, with all of its officers, directors and consultants, hereby covenants and agrees to respect the confidentiality of all material disclosed to GCYT during the course of its due diligence exercise and specifically covenants and agrees not to disseminate information of any kind that may be disclosed by JinXin to GCYT during the course of its due diligence exercise or to use such information for the purpose of competing either directly or indirectly with JinXin.

The management of JinXin understands that GCYT is a public company and that the fact of the negotiations and the details related to those negotiations must be kept confidential by JinXin, and its affiliates, agents and employees until the contents of a definitive agreement are released to the public. Furthermore, JinXin agrees that none of its agents affiliates, agents or employees shall trade in

Golden Century Technologies Corporation
Suite 1200, 1000 N. West Street, Wilmington, DE 19801
Tel: (302) 295-4937 Fax: (302) 295-4801

the stock of GCYT except pursuant to the negotiated definitive agreement and following full disclosure of the negotiated definitive agreement to the public via the SEC website at www.sec.gov.

Board Representation:	JinXin shall be entitled to nominate directors to the Board of GCYT upon the successful transaction proposed and anticipated herein.

Governing Jurisdiction:	The closing documents shall note that the parties hereto covenant and agree to be bound by the laws of the Delaware.

Notice:	Any notice required to be given pursuant to this LOI shall be validly given and deemed received on the date of facsimile transmission of such notice as follows:

	(a)	if to GCYT :

	Attention:	David Cheng Lee
President

Facsimile No.: (302) 295-4801

(b) if to JinXin:

	Attention:	Ms. Wang, Li Tong
President

Facsimile No.: (86) (23) 6382-4871

Counterparts:

This letter of intent may be executed by the parties hereto in any number of counterparts by original or facsimile signature each of delivered, shall be an original but such counterparts together shall constitute one and the same instrument.

Please indicate your acceptance of the terms of this letter of intent by causing an authorized representative of JinXin to sign where indicated below prior to delivering a fully executed originally signed copy of this letter of intent back to JinXin.

Golden Century Technologies Corporation.

per:

/s/ David Cheng Lee
David Cheng Lee
President

Agreed to by JinXin and unanimously
accepted by the owners of JinXin as
verified by the signatures of the
duly authorized officer of JinXin
this 12nd day of August 2009.

JinXin Copper Holding Limited

per: /s/ Wang, Li Tong
Wang, Li Tong
Title: President